Mary Jane’s CBD Dispensary, Inc.

218 Dartmouth Drive SE

Albuquerque, New Mexico 87106

Management Agreement

for

Romish Mason Habib

THIS MANAGEMENT AGREEMENT (this “Agreement”) is entered into effective as of the 5th day of May,, 2019, as a condition of my employment with Mary Jane’s CBD Dispensary, Inc., a Nevada corporation, its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company.

1. Employment. The Company hereby agrees to employ me as an Employee and I hereby agree to work for the Company upon the terms and conditions set forth herein.

       2. Term - I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR A PERIOD OF TWO (2) YEARS AND UNLESS OTHERWISE EXTENDED, AND WILL Automatically RENEW FOR SUCCESSIVE ONE YEAR PERIODS UNLESS OTHERWISE EXTENDED BY MUTUAL AGREEMENT OR TERMINATED BY EITHER PARTY WITH 30 DAYS WRITTEN NOTICE PRIOR TO THE EXPIRATION OF THE INITIAL TERM OR ANY SUCCESSIVE TERM HEREUNDER. I ACKNOWLEDGE THAT OTHER THAN TERMINATION FOLLOWING THE INITIAL TERM, THAT THIS EMPLOYMENT RELATIONSHIP MAY BE ONLY BE TERMINATED BY THE COMPANY FOR CAUSE OR BY ME AT ANY TIME UPON SIXTY (60) DAYS WRITTEN NOTICE.

3. Scope of Duties; Representations and Warranties.

(a) I will have such duties as are assigned or delegated to me by the Company’s Board of Directors, and will initially serve as the Chairman of the Board of Directors and Chief Operating Officer of the Company. I will devote all necessary and reasonable business time, attention, skills, and energy to the business of the Company and will use my best efforts to promote the success of the Company's business, and will cooperate fully with its Board of Directors in the advancement of the best interests of the Company. Notwithstanding the forgoing, I will continue to serve as a manager of certain other companies who may also have a pre-existing relationships with the Company and I may continue to serve in these capacities, provided that it does not unreasonably interfere with the execution of my responsibilities with the Company.

(b) I represent and warrant that by my execution and delivery of this Agreement I do not, and the performance of my obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to me, (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which I am a party or by which I am or may be bound.

(c) I understand that from time to time the Company may engage and use professional employment organizations (“PEO’(s)”) to address its human resources, payroll, insurance and other employment related needs. Many PEO’s use the term “co-employment,” to describe the relationship between an employee on the one hand and the PEO and the PEO’s client on the other hand; in that event I may be deemed to be an employee of the Company and the PEO. In the event that the Company elects to use a PEO or change from one PEO to another, my employment with the Company will remain unchanged with respect to my obligations to the Company under this agreement; and, in the event of any inconsistency or contradictory provision contained in any PEO agreement to which the Company or I am a party, the terms of this Agreement shall control and supersede the terms of such other agreement..

4. Compensation.

(a) Base Compensation. The Company shall initially pay me base compensation of Five Thousand Dollars ($5,000) per month. This initial compensation is significantly below not only industry standards but specifically, it is well below my pervious compensation with other employers. As of the date of this Agreement, the Company is planning to expand into a new line of business involving CBD and to increase its operations significantly and rapidly which will require that it allocate capital for the costs and expenses associated with these plans. The Company recognizes that this change in business focus was initiated at my suggestion and continues to believe that this is the best use of its resources and that I am in the best position to help the Company realize its business objectives through my skill sets and my various relationships that are required for success. However, the Company is not currently in the financial position to provide compensation commensurate with my skills, experience and prior salary, but once the Company achieves certain milestones, it will be in position to provide a higher base pay rate as well as provide certain bonuses as set forth herein. I am willing to accept a relatively lower base salary initially, provided that if I am successful in delivering increased sales and managing larger operations, that my base salary will be increased accordingly and; I will receive bonuses based upon the profitability of the increased operations. Therefore, my initial base compensation will continue until the Company achieves Two Million Five Hundred Thousand Dollars ($2.500,000.00) in annual sales, at which point, provided that the Company is profitable, my base salary shall be increased to Ten Thousand Dollars ($10,000) per month. If, however, the Company’s sales have reached Two Million Five Hundred Thousand Dollars ($2,500,000.00) but it is not profitable, the increase shall be made less thirty percent (30%). When the Company reaches Five Million Dollars ($5,000,000.00) in annual sales, my base salary shall be increased to Twelve Thousand Five Hundred Dollars ($12,500.00) per month; when annual sales reach Ten Million Dollars ($10,000,000.00) my base salary shall be increased to Fifteen Thousand Dollars ($15,000.00) per month; when annual sales reach Twenty Five Million Dollars ($25,000,000.00) my base salary shall be increased to Twenty Thousand Dollars ($20,000.00) per month; and when annual sales reach Forty Five Million Dollars ($45,000,000.00) my base salary shall be increased to Thirty Thousand Dollars ($30,000.00) per month. In each of the forgoing cases, the increases in salary shall be made provided that the Company is profitable and if not profitable, (recognizing that the increase in revenues is vitally important to the Company’s success) the increases in salary shall be made as stated less thirty percent (30%) at the level of increase at issue. Each sum is referred to as “base compensation,” will be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than bi-monthly, subject to adjustment as provided below. My base compensation will be reviewed by the Board of Directors of the Company not less frequently than annually, and may be adjusted upward or downward (but not lower than the amounts listed above, based on annual gross sales) in the sole discretion of the management of the Company.

(b) Bonuses. During the Term of my employment I will be eligible to receive bonuses based on the number of new stores opened and the profitability of those stores. The purpose of these bonuses is to compensate and create an incentive for me to successfully meet the Company’s business objectives.

(i) New Store Bonuses. During the Initial Term of this Agreement and for each successive term thereafter, for each of the first 10 stores or kiosks that the Company opens, I will receive a bonus of Three Thousand Dollars ($3,000.00) and thereafter for each store or kiosk that the Company opens, I will receive a bonus of Five Thousand Dollars ($5,000.00). Further, in the event that the Company chooses to franchise stores, for each store or kiosk franchise sold, I shall be entitled to receive the sum of Five Thousand Dollars ($5,000.00) from the Company as a bonus provided that the Company has received payment from the franchisee. The bonus(s) payable shall be paid at the end of each quarter or 90 days after the store is operational whichever is greater.

(ii) Bonuses Based on Profitability. During the Initial Term of this Agreement and for each successive term thereafter, for each store or kiosk that is opened, as to each location operating profitably, with margins of 40% or greater of EBITA, I shall be entitled to receive a bonus equal to 2% of each store or kiosk’s gross revenue per quarter payable within 15 days of the end of each quarter (less adjustments for returns and allowances.

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(c) Grant of Common Stock.

(i) Background. When the Company was first purchased by Moses Campbell and Matthew Meyer, I had presented a basic business plan involving transitioning sales to CBD products and ancillary products. Since beginning to follow my plan, it is now beginning to realize a significant increase in revenue. However, the Company recognizes that it will require personnel with certain skill sets as well as relationships with certain key individuals and entities in order to fully follow and implement that business plan. Messers. Campbell and Meyer, as well as management of the Company now recognize that I have the skill sets necessary as well as the relationships that are needed in order to continue with the aforementioned business plan; and that it is in their best interests as shareholders as well as in the best interests of the other shareholders if I were to become a significant part of the Company; and specifically, a significant equity holder of the Company. After significant negotiations with Mr. Campbell individually and on behalf of the Company, Mr. Campbell agreed that he would return certain shares of the Company’s Common Stock he was holding and that shares could then be issued to me without increasing the issued and outstanding shares overall.

(ii) Shares Granted / Cancelation of Certain Shares. As a condition to my employment, upon execution of the Agreement I shall be entitled to receive an aggregate of Six Million Five Hundred Thousand Shares (6,500,000) of the Company’s Common Stock, $0.0001 par value. Concurrently with the issuance of these shares, and as a further condition to my employment, Moses Campbell shall return to treasury, an equal number of common shares, $0.0001 par value, or 6,500,000 shares for cancelation.

(iii) Stated Value and Taxes. The Company and I each agree that the deemed value of the shares issuable to me is $6,500.00 and that I will be responsible for filing with the Internal Revenue Service (“IRS”), a letter, duly making an election to be taxed on the receipt of these shares as ordinary income under Section 83(b) of the Internal Revenue Code (“IRC”) at the deemed value of $6,500.00 (the “83(b) Election.”)

(iv) Lock Up and Leak-Out. I agree that I will refrain from selling any of the shares granted hereunder for a period of 18 months from that date of this Agreement. Thereafter I agree that I will not sell more than the greater of: (1) 10,000 shares per day or (2) 10% of the daily volume. In addition I will limit the total number of shares that I sell in any 90 day period to 1% of the total issued and outstanding shares at any applicable time.

All payments of salary and other compensation paid to me shall be made after deduction of any taxes and other amounts which are required to be withheld with respect thereto under applicable federal and state laws.

(d) As additional consideration under this Agreement, as an officer of Mary Jane’s CBD Dispensary, Inc., I will be eligible to receive stock options for the purchase of shares of Mary Jane’s CBD Dispensary, Inc. Common Stock in the event that the Company institutes and adopts a Stock Option Plan.

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5. Fringe Benefits; Expenses.

(a) So long as I am employed by the Company, I will be eligible to participate in all employee benefit plans sponsored by the Company for its employees in accordance with the Company’s policies, including but not limited to vacation policy, sick leave and disability leave, life insurance, health insurance, dental insurance, and stock ownership and/or profit sharing plans; provided, however, that the nature, amount and limitations of such plans shall be determined from time to time by the Board of Directors of the Company and/or the Compensation Committee, to the extent such committee is established. I understand that by being eligible to participate in benefits such as health insurance, dental insurance and life insurance, participation will be subject to employee contributions which may change from time to time.

       (b) The Company shall reimburse me for all approved reasonable business expenses incurred by me in the scope of my employment; provided, however, that such expenses must be pre approved and I must file expense reports with respect to such expenses in accordance with the Company's policies as are in effect from time to time.

(c) I am entitled to paid vacation in accordance with the vacation policies of the Company in effect from time to time. I will also be entitled to the paid holidays and other paid leave set forth in the Company's policies.

6. Termination. I agree that my employment may be terminated by the Company with "Cause," subject to the terms of this Section 6. If I am terminated without Cause, I will be entitled to the severance provisions of Section 6(c). Such termination shall be effective upon delivery of written notice to me of the Company's election to terminate my employment under this Section 6.

(a) Definition of "Cause". When used in connection with the termination of employment with the Company, "Cause" shall mean: (i) the conviction of or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime which results in my imprisonment; (ii) the commission by me of an act of fraud upon the Company or any of its affiliates; (iii) the misappropriation (or attempted misappropriation) of any funds or property of the Company or any of its affiliates by me; (iv) my engagement in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (v) my engagement, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or any of its affiliates or which would result in a material injury to the Company or any of its affiliates; (vi) my failure to sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with an offering or listing of securities by the Company or failure to take other actions reasonably related thereto as requested by the Board of Directors of the Company; or (vii) for the Company’s poor financial performance, directly caused by my management, strategies or policies, provided however that the determination must be reasonable in finding “poor financial performance” and its cause; and any such findings must also be made in good faith by the Board of Directors taking into consideration, the totality of the circumstances.

       (b) Termination for Cause or Resignation. If the Company terminates my employment for Cause or if I voluntarily resign, the Company shall pay any salary including any bonuses earned through the date of termination, but all rights to any other compensation (except stock or option grants if vested) or benefits arising hereunder shall be canceled and terminated in all respects concurrently with such termination of employment; provided that I may elect to continue to participate, at my own expense, in such health insurance and other benefits as to which the opportunity for continuing participation is mandated by applicable law.

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       (c) Termination Without Cause or Wrongful Termination. In the event that my employment is terminated by the Company without Cause, the Company shall, subject to the terms of subsections (d) and (e) of this Section 6 below, and only if and as long as I am not in breach of my obligations under this Agreement, (i) pay to me, the greater of: (i)an amount equal to the sum of all salary and bonuses due through the end of the Term, then in effect or (ii) an amount equal to two (2) years compensation at my then current salary payable together with bonuses that would have been payable for that period, in either case in one lump sum, and (ii) continue to provide benefits in the kind and amounts provided up to the date of termination for such two (2) year or longer period, including continuation of any Company-paid benefits as described in Section 5, for me and my family. Further, in the event that the Company wrongfully terminates my employment, purportedly for cause, subject to subsections (d) and (e) of this Section 6 below, the Company shall pay to me, as liquidated damages and not as a penalty (it being acknowledged that it would be extremely difficult to determine not just the actual financial harm done but the extent and depth that the impact such a wrongful termination would have on my career prospects and future opportunities), an amount equal to five (5) years compensation at my then current salary payable together with bonuses that would have been payable for that five (5) year period, in one lump sum, payable regardless of any claims or off-sets that the Company may have against me; and continue to provide benefits in the kind and amounts provided up to the date of such wrongful termination for such five (5) year or longer period, including continuation of any Company-paid benefits as described in Section 5, for me and my family.

(d) Disability; Death. If at any time during the term of this Agreement, I am unable due to physical or mental disability to perform effectively my duties hereunder, the Company shall continue payment of compensation as provided in Section 4 during the six (6) months of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such six (6) month period, the Company, at its sole option, may continue payment of my salary or wages for such additional periods as the Company elects, or may terminate this Agreement without further obligations hereunder. If I should die during the term of this Agreement, my employment and the Company's obligations hereunder shall terminate as of the day that my death occurs and there will be no salary, wages and benefit continuation period.

(e) Securities Matters. I agree that I will sign any lock-up letters, standstill agreements, or other similar documentation required by an underwriter in connection with a public offering of securities by the Company or take other actions reasonably related thereto as requested by the Board of Directors of the Company. Failure to take any such action shall be "Cause" for termination, or if termination has already occurred, shall cause me to forfeit any further rights to the salary or wage continuation or other payments that would otherwise be payable to me. In addition, I agree that in such event the Company can seek and obtain specific performance of such covenant, including any injunction requiring execution of such documents and the taking of such actions, and I hereby appoint the then current president of the Company to sign any such documents on my behalf so long as such documents are prepared on the same basis as other management shareholders generally.

(f) Waiver and Release. In the event that my employment is terminated by the Company without Cause, I agree to accept, in full settlement of any and all claims, losses, damages and other demands which I may have arising out of such termination, as liquidated damages and not as a penalty, the applicable amounts payable to me as set forth in this Section 6. I hereby waive any and all rights I may have to bring any cause of action or proceeding contesting any termination without Cause. Under no circumstances shall I be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following my date of termination if my termination is for Cause.

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7. Confidential Information.

(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research and development, product plans, products, services, information regarding the skills and compensation of employees of the Company; the identity of the Company’s clients, potential clients, customers and potential customers (hereinafter referred to collectively as “Customers”), the particular preferences, likes, dislikes and needs of those Customers; Customer information regarding contact persons, pricing, sales calls, timing, sales terms, and service plans; methods, practices, strategies, forecasts, and other marketing techniques; the identities of key accounts and potential key accounts; the identities of the Company’s suppliers, independent contractors and consultants, and information regarding contact persons, pricing, sales calls, timing, sales terms, and service plans; methods, practices, strategies, forecasts, and other techniques of the forgoing; markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information, strategy and cost data; disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no direct or indirect wrongful act of mine or others who were under confidentiality obligations as to the item or items involved. Further Confidential Information does not include information that is required to be disclosed by order of a governmental agency or by a court of competent jurisdiction.

(b) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

(c) Continuing Obligations. The obligations of this Section 7 shall survive the expiration or Termination of this Agreement.

8. Inventions.

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as "Prior Inventions"), which belong to me and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or technology a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions and other Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright, patent or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice which relate in any way to any Company Products, defined below, including but not limited to the methods, designs or processes, together with the zone of foreseeable expansion, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

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(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure of the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application of any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

9. Covenant Not to Compete, Non-Solicitation.

(a)          Non Competition and Non Solicitation: I agree that beginning with the effective date of this Agreement and continuing for a period of two (2) years after the termination of my employment, I will not alone, or in any capacity with another entity or individual, within the United States of America and its territories and any other country where the Company, at the date of the termination of my employment, has engaged or has plans to engage in any business:

(i.) directly or indirectly participate or support in any capacity (e.g. as an advisor, principal agent, partner, member, governor, officer, director, manager, shareholder, owner, employee or otherwise) the design, development, manufacture, sale, solicitation of sale, marketing, testing, research, or other business activities for CBD or hemp oil and any product or product line involving CBD or hemp oil developed, manufactured, marketed or sold by anyone other than the Company that treats, performs, addresses the same or substantially similar processes, procedures or markets as a Company Product as defined herein. “Company Product” means any actual or projected product, product line or service that has been designed; developed (or is under active development), manufactured, marketed or sold by the Company continuing through the termination of my employment. Such Company Products shall include but not be limited to oils, edibles, candies, vaping liquids, tablets, capsules, liquid gel caps, powders, tinctures, beverages, shots, etc. together with anything in the zone of foreseeable expansion.

ii.) call upon, solicit, contact or serve any of the then-existing customers, vendors or suppliers that have had a relationship with the Company during the preceding twenty four (24) months, or any potential customers, vendors or suppliers that were solicited by the Company during the preceding twenty four (24) months in connection with a product or service that competes with a Company Product;

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iii.) disrupt, damage or impair (or attempt to do the same) with the business of the Company whether by way of interfering with or disrupting the Company’s relationship with its employees, customers, agents, representatives or vendors, or

iv.) employ or attempt to employ (by assisting anyone else in the solicitation of) any of the Company’s current employees on behalf of any other entity or person, whether or not such entity or person competes with the Company or any Company Product.

(b) I agree that the limitations set forth herein on my rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, I specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on my activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In this regard I specifically acknowledge that, given the narrow scope of the Company’s operations of the Company Products, it is difficult to limit the forgoing, therefore the limitations set forth herein should be construed as widely as possible. I agree that, in the event that the provisions of this Agreement should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

(c) I agree that the remedy at law for any breach by me of this Section 9 will be inadequate and that the Company shall also be entitled to injunctive relief without the necessity of posting any bond or other security, due to irreparable harm that such breach would cause.

10. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, formulas, mixing instructions, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed, sold or worked with by me pursuant to my employment with the Company or otherwise belonging to the Company it ssuccessors or assigns.

11. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

12. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

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13. Indemnification.

(a)                Certain Definitions. In the provision of indemnification benefits to Employee the Company agrees that it shall be responsible to Employee for the performance under this Section 13. As used in this Section 13, the following defined terms have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by or against the Company, its shareholders or any other person, or any inquiry or investigation that the Employee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all attorneys’ fees and all other fees, costs, expenses and obligations paid or incurred in connection with investigating, defending or participating (as a party, witness or otherwise) in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event (as defined below), including the costs and expenses of the Employee seeking enforcement of the provisions of this Section 13.

“Indemnifiable Event” means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with the provision of, (1) the services provided under this Agreement, (2) the Employee’s rendering of advice to the Company or any shareholder or investor, (3) the Employee’s association with the Company or any party with whom the Company has entered into or proposed to enter into any transaction or (4) any related matters.

“Loss” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses).

(b)               Indemnification.

(i)                 In the event the Employee, in connection with his provision of the services under this Agreement or his association with the Company, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event or the Employee’s provision of the services, the Company, to the fullest extent permitted by applicable law, shall indemnify and hold harmless, the Employee from and against any and all Losses suffered, incurred or sustained by the Employee or to which the Employee becomes subject, resulting from, arising out of or relating to such Claim (it being understood that except as provided in Section 13(b)(iii) below with respect to Expenses, reimbursements of any such Losses shall be made as soon as practicable but in any event no later than 7 days after written request (a “Claim Notice”) is made to the Company accompanied by supporting documentation). The Employee shall give the Company written notice of any Claim (accompanied by such reasonable supporting documentation as may be in the Employee’s possession) as soon as practicable after the Employee becomes aware thereof; provided, that the failure of the Employee to give such notice shall not relieve the Company of its indemnification obligations under this Agreement, except to the extent that such failure materially prejudices the rights of the Company.

(ii)               In the event of any claim against the Employee, the indemnification procedures shall be conducted in accordance with the following:

1.       Notification. The Employee shall promptly notify the Company upon commencement of a proceeding for which the Employee intends to seek indemnification against damages, and/or advancement of expenses. Failure to notify the Company will not relieve the Company from its obligations, if any, to indemnify, and advance expenses of, the Employee with regard to any liabilities incurred and expenses paid prior to such notification unless, and then only to the extent that, the Company has been damaged by such delay in notification.

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2.       Assumption of Defense. The Company may, alone or jointly with any other indemnifying party, assume the defense of a proceeding for which the Company received notice, and shall promptly notify the Employee as to whether the Company will assume such defense. If the Company assumes such defense, the Company will not be liable to the Employee for any expenses subsequently incurred by the Employee in connection with the defense of such proceeding unless the Employee shall have reasonably concluded that there is a conflict of interest between the Company, on the one hand and the Employee, on the other (or between the Employee and one or more other indemnitees whose defense has been assumed by the Company), in the conduct of the defense of the proceeding, and such conclusion is supported by an opinion of counsel experienced in the defense of litigation against corporate directors and officers, which counsel and opinion shall be satisfactory to the Company and / or its legal counsel.

3.       Approval of Employee’s Counsel. In the event the Company doesn’t assume the defense of the proceeding, the Employee may engage legal counsel to conduct such defense. In such event the Company shall have the right to approve the Employee’s choice of counsel and the terms of engagement of such counsel, which approval shall not be unreasonably withheld. With respect to its approval, the Company may consider:

(A)       Whether the Employee is cooperating in the selection of counsel with the Company and other indemnitees so that all indemnitees are represented by one law firm except to the extent Paragraph 2 regarding conflicts of interest is applicable and satisfied;

(B)       The experience of such counsel in similar matters;

(C)       The financial arrangements with such counsel; and

(D)       To the extent the Company has obtained insurance applicable to such proceeding, whether such insurance company has consented to the Employee’s choice of counsel and the terms of engagement of such counsel.

4.       Settlements. The Company shall not be liable to indemnify Employee for any amounts paid in settlement of any proceeding effected without the Company’s prior written consent. The Company nor shall not settle any action or claim in any manner which would impose any non-indemnified penalty, limitation, expense or liability on the Employee without the Employee’s prior written consent. Neither the Company nor the Employee will unreasonably withhold their consent to any proposed settlement.

5.       Right to Counsel. With respect to any proceeding as to which the Company has not assumed the defense, the Company may engage their own counsel, at its expense, to assist in the defense of such proceeding. With respect to any proceeding as to which the Company has assumed the defense, the Employee may engage his own counsel at his own expense, to assist in the defense of the proceeding.

(iii)             The Employee’s right to indemnification in this Section 13 shall include the right of the Employee to be advanced by the Company any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by the Employee; provided, however, that all amounts advanced in respect of such Expenses shall be repaid to the Company by the Employee if it shall ultimately be determined in a final judgment by clear and convincing evidence that the Employee is not entitled to be indemnified for such Expenses.

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(c)                Partial Indemnity, Etc. If the Employee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Loss, but not for all of the total amount thereof, the Company shall nevertheless indemnify the Employee for the portion thereof to which the Employee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Employee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Employee shall be indemnified against all Expenses incurred in connection therewith.

(d)               No Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Employee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(e)                Nonexclusivity, Etc. The rights of the Employee hereunder shall be in addition to any other rights the Employee may have under any by-law, insurance policy, law of the State of Texas, the common law, or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) would permit greater indemnification by agreement than would be afforded currently under this Agreement, it is the intent of the parties hereto that the Employee shall enjoy by this Agreement the greater benefits so afforded by such change.

(f)                Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Employee and the Employee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(g)                No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with the Claim made against the Employee to the extent the Employee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder, provided, that if the Employee for any reason is required to disgorge any payment actually received by him, the Company shall be obligated to pay such amount to the Employee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 13(g)).

14.  General Provisions.

(a) Governing Law; and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas without reference to principles of conflicts of laws. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the State or Federal Courts located in Texas. Each of the parties hereto waives to the extent permitted under applicable law, any right each may have to assert the doctrine of forum non-conveniens or to object to venue to the extend any proceeding is brought in accordance with this section relating to this Agreement.

(b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in duties, salary or compensation will not affect the validity or scope of this Agreement.

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(c) Severability. If one more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Agreement will be binding upon me, my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e) Waiver and Amendments; Cumulative Rights and Remedies.

(i.) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

(ii.) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

iii.) The Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of the Employee and rights and remedies of the Company created pursuant to any other agreement.

(f) Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

Employee
Romish Mason Habib	Agreed and Accepted by the Board of Directors:
Moses Campbell
Signature
Signature
Company
Mary Jane’s CBD Dispensary, Inc.	Matthew Meyer

Moses Campbell, CEO	Signature

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EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying or Brief Description	Number

___X___ No inventions or improvements

_______ Additional Sheets Attached

_____________________________

Signature of Employee:

_____________________________

Print Name of Employee:

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Exhibit B

To Employment Agreement by and between Romish Mason Habib

and

Mary Jane’s CBD Dispensary, Inc.

dated May 5th 2019

INDEMNIFICATION PROCEDURES

1.       Notification. An Indemnitee shall promptly notify an Indemnitor upon commencement of a Proceeding for which the Indemnitee intends to seek indemnification against Damages, and/or advancement of expenses from the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor from Indemnitor’s obligations, if any, to indemnify, and advance expenses of, the Indemnitee with regard to any liabilities incurred and expenses paid prior to such notification unless, and then only to the extent that, the Indemnitor has been damaged by such delay in notification.

2.       Assumption of Defense. The Indemnitor may, alone or jointly with any other indemnifying party, assume the defense of a Proceeding for which the Indemnitor received notice or otherwise, and shall promptly notify the Indemnitee as to whether the Indemnitor will assume such defense. If the Indemnitor assumes such defense, the Indemnitor will not be liable to the Indemnitee for any expenses subsequently incurred by the Indemnitee in connection with the defense of such Proceeding unless the Indemnitee shall have reasonably concluded that there is a conflict of interest between the Indemnitor and the Indemnitee (or between the Indemnitee and one or more other Indemnitees whose defense has been assumed by the Indemnitor), in the conduct of the defense of the Proceeding, and such conclusion is supported by an opinion of counsel experienced in the defense of litigation against corporate directors and officers, which counsel and opinion shall be satisfactory to the Indemnitor and its legal counsel.

3.       Approval of Indemnitee’s Counsel. In the event the Indemnitor doesn’t assume the defense of the Proceeding, the Indemnitee may engage legal counsel to conduct such defense. In such event the Indemnitor shall have the right to approve the Indemnitee’s choice of counsel and the terms of engagement of such counsel, which approval shall not be unreasonably withheld. With respect to its approval, the Indemnitor may consider:

(a)       Whether the Indemnitee is cooperating in the selection of counsel with the Indemnitor and other Indemnitees so that all Indemnitees are represented by one law firm except to the extent Paragraph 2 regarding conflicts of interest is applicable and satisfied;

(b)       The experience of such counsel in similar matters;

(c)       The financial arrangements with such counsel; and

(d)       To the extent the Indemnitor has obtained insurance applicable to such Proceeding, whether such insurance company has consented to the Indemnitee’s choice of counsel and the terms of engagement of such counsel.

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4.       Settlements. The Indemnitor shall not be liable to indemnify any Indemnitee for any amounts paid in settlement of any Proceeding effected without the Indemnitor’s prior written consent. The Indemnitor shall not settle any action or claim in any manner which would impose any non-indemnified penalty, limitation, expense or liability on an Indemnitee without the Indemnitee’s prior written consent. Neither the Indemnitor nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

5.       Right to Counsel. With respect to any Proceeding as to which the Indemnitor has not assumed the defense, the Indemnitor may engage its own counsel, at its expense, to assist in the defense of such Proceeding. With respect to any Proceeding as to which the Indemnitor has assumed the defense, the Indemnitee may engage his, her, or its own counsel, at his, her, or its own expense, to assist in the defense of the Proceeding.

6.       Effect on Statutory Requirements; Definitions.

(a)       The limitations set forth in these Indemnification Procedures shall be in addition to the statutory standards for indemnification and advancement of expenses set forth in the Nevada Act.

(b)       “Indemnitee” means any person who is or may be eligible for indemnification or advancement of expenses by the Indemnitor pursuant to Section 13 of that certain Employment Agreement by and between Romish Mason Habib and Mary Jane’s CBD Dispensary, Inc., a Nevada corporation dated May 5th, 2019 (the “Agreement”) and includes, if applicable, such Indemnitee’s estate, spouse, legal representative, successor or assigns of the Agreement.

(c)       “Proceeding” means any action, claim, suit, inquiry, investigation, court or administrative or arbitration proceeding brought by a party other than an Indemnitee against an indemnitor, or appeal taken from any of the foregoing, by or before any court, governmental authority, arbitrator or arbitration panel, whether pending or threatened.

(d)       “Damages” means any costs, expenses, fines, judgments, settlements, penalties or other monetary amounts incurred in connection with a Proceeding.

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